UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 26, 2010

Lenco Mobile Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53830	75-3111137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Chapala Street, Santa Barbara, California	93101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (805) 308-9199

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2010, Darin Heisterkamp resigned as the president of our subsidiary, Lenco Mobile USA Inc.  In connection with Mr. Heisterkamp’s resignation, Lenco Mobile USA Inc. entered into a separation agreement and general release with Mr. Heisterkamp.  Under the separation agreement and general release, Mr. Heisterkamp will continue to receive his base salary through April 30, 2010.  Our subsidiary, Lenco Mobile USA Inc., also agreed to pay for Mr. Heisterkamp to continue receiving group health insurance through COBRA continuation coverage until the earlier of December 31, 2010 or such time as Mr. Heisterkamp is eligible for coverage under the health insurance plan of another employer.  In exchange, Mr. Heisterkamp has released Lenco Mobile USA Inc. and its parents, subsidiaries, affiliates, directors, officers and employees from all claims except for claims for defense and indemnification relating to any claims brought against Mr. Heisterkamp arising out of his employment.  The separation agreement and general release also releases Lenco Mobile USA Inc. and Mr. Heisterkamp from all obligations under the executive employment agreement between Lenco Mobile USA Inc. and Mr. Heisterkamp.

The summary description of the separation agreement and general release contained in this report is qualified by reference to the full copy of the separation agreement and general release which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. (d)	Financial Statements and Exhibits. Exhibits

Exhibit Number	Description
10.1	Separation Agreement and General Release by and between Lenco Mobile USA Inc. and Darin Heisterkamp dated February 26, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lenco Mobile Inc.

Date: March 4, 2010	By:	/s/ Michael Levinsohn
Michael Levinsohn
Chief Executive Officer

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